Exhibit 99.1

At the Company:	Investor Relations:
Barry A. Rothman	Gary Geraci
Onstream Media Corporation	Equity Performance Group
954-917-6655	617-723-2373
brothman@onstreammedia.com	gary@equityperfgp.com
www.onstreammedia.com	www.equityperformancegroup.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Fiscal 2006 Fourth Quarter and Fiscal Year End Conference Call Recap

POMPANO BEACH, FL - January 23, 2007- Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, announced today it held a conference call on January 22, 2007 to discuss its fourth quarter and fiscal year end (September 30, 2006) financial results, as well as recent financial and business developments.

Financial highlights of the management-led presentation included the following:

•	Since the end of fiscal year 2006 through January 19, 2007, Onstream Media has received approximately $4.0 million in cash from the exercise of previously issued warrants and options.

•	The Company's cash balance was approximately $3.5 million as of January 19, 2007.

•
The Company has only $650,000 of debentures remaining. As a result of conversions into common shares, the Company's 8% senior and subordinated convertible debentures outstanding have been reduced by approximately $4.6 million since the end of fiscal year 2006, which includes the effect of automatic conversions that were finalized on January 22, 2007.

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For the fourth quarter of fiscal year 2006, revenue increased by approximately 18% to approximately $2.3 million, from approximately $1.9 million in the fourth quarter of fiscal year 2005. This represents the second quarter in a row the Company has reported revenue levels of approximately $2.3 million.

•	For fiscal year 2006, revenue increased by approximately 3% to approximately $8.4 million, from approximately $8.2 million in fiscal year 2005.

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For the fourth quarter of fiscal year 2006, the Company’s net loss decreased by approximately 72% to approximately $861,000, or $0.06 loss per share, as compared to a loss of approximately $3.1 million, or $0.27 loss per share, for the comparable prior year period. Cash used in operating activities for the fourth quarter of fiscal 2006, not including changes in working capital components, was approximately $379,000.

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The net loss for fiscal year 2006 decreased, by approximately 33%, to approximately $6.5 million, or $0.47 loss per share, as compared to a net loss of approximately $9.6 million, or $1.17 loss per share, for fiscal 2005.

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Business development highlights of the management-led presentation included the following:

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As a result of Onstream Media’s ongoing partnership with Akamai, the Company has seen some expansion of its DMSP customer base, with approximately 30 customers added during just the first 2.5 months of the program. Onstream Media expects even faster growth of this client base and resulting revenues upon completion of the Web 2.0 automation of the DMSP.

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Onstream Media is currently working with Five Across on several social networking projects where the Company will provide the technology for managing the user-generated content for these networks and the Company anticipates reporting on them over the next several months.

•	Onstream Media’s webcasting services have been selected for many high profile events and including webcasting a series of live discussions with Hillary Clinton on the future of our Country.

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In addition to the Company’s previously announced enhancements to its Visual Webcaster, including the ability to offer live QuickTime encoding and streaming, the Company expects to roll out additional important enhancements to its Visual Webcaster platform throughout 2007 that will allow the company to maintain its technology lead in the webcasting marketplace.

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During 2006 Onstream Media completed the launch of the Company’s lead-generating Webinar service. New Webinar clients include Marketing Executive Networking Group, American Fiber Systems, Mulvany Attard, Advanced Energy Institute and General Electric.

Randy Selman, chief executive officer of Onstream Media, stated, “We’ve started 2007 in a significantly stronger financial position, as recent warrant and option exercises and debenture conversions have resulted in both a significant cash infusion and debt reduction. We have the potential opportunity to receive additional equity infusions to even further strengthen our balance sheet. We have some very strong strategic relationships, including Akamai and Five Across. Taken together with our ongoing product and service enhancements, we believe the Company is now well positioned to achieve meaningful revenue growth and improvements in operating cash flow during fiscal year 2007.”

A rebroadcast of the call is available online at http://www.visualwebcaster.com/event.asp?id=37370. An archived version of the webcast will be accessible from the Press Releases page on http://www.onstreammedia.com for at least the next 12 months, pursuant to SEC guidelines.

About Onstream Media:

Founded in 1993, Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand, digital media communications and applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides its customers with the necessary tools for webcasting, web conferencing and webinars as well as managing digital assets, publishing content on the Internet in various files and formats and establishing e-commerce storefronts to transact business online. Onstream Media’s subsidiary EDNet serves the media and entertainment industries with global connectivity for production and post-production facilities, music labels, producers, directors, and talent.

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All of Onstream Media's services are focused on increasing productivity and revenues, and reducing capital expenditures and operational costs for any organization in an affordable and highly secure environment. As a result, 78% of the Fortune 100 CEOs and CFOs and almost half of the Fortune 1000 companies have used Onstream Media's services. Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Discovery Education, Disney, MGM, Deutsche Bank, Rodale, Inc.,Thomson Financial/CCBN, PR Newswire and the U.S. Government. For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to, fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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